EXHIBIT 99
Release:             On receipt, Oct. 23, 2014
Media contact:         Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group, Inc. Announces Third Quarter Results;
Company Also Announces Common Stock Dividend.

Company Highlights
• 3Q 2014 Operating earnings[1] of $353.7 million, $1.19 per diluted share;
• 3Q 2014 Net income available to common stockholders of $240.7 million, $0.77 per diluted share;
• Assets under management (AUM) of $513.5 billion;
• Return on equity[2] of 14.1 percent;
• Company declares fourth quarter 2014 dividend of $0.34 per share of common stock.
(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for third quarter 2014.

•
Operating earnings increased 31 percent to a record $353.7 million for third quarter 2014, compared to $269.2 million for third quarter 2013. Operating earnings per diluted share (EPS) increased 32 percent to $1.19 for third quarter 2014, compared to $0.90 for third quarter 2013. Results reflect a positive $39.0 million from our third quarter actuarial assumption review and model enhancements.

•
Net income available to common stockholders for third quarter 2014 decreased 2 percent to $240.7 million, or $0.77 per diluted share, compared to $245.7 million, or $0.82 per diluted share for third quarter 2013, reflecting a negative one-time impact of $58.1 million due to Chilean tax reform.

•	Operating revenues for third quarter 2014 were $2,552.7 million, an increase of 10 percent, compared to $2,315.8 million for third quarter 2013.

•
Quarterly dividend of $0.34 per share of common stock for fourth quarter 2014 authorized by its Board of Directors. The dividend will be payable on Dec. 26, 2014, to shareholders of record as of Dec. 8, 2014.

“Record operating earnings in the third quarter demonstrates that the successful execution of our diversified business model continues to drive growth despite macroeconomic volatility,” said Larry D. Zimpleman, chairman, president and chief executive officer. “Return on equity increased to 14.1 percent at the end of the quarter, a 220 basis point improvement from the year ago quarter, reflecting both strong earnings growth and prudent capital management. Because of our business and geographic diversification, we are well positioned to capitalize on opportunities both domestically and globally, as we continue to expand our global investment management leadership position.”
Added Terry Lillis, executive vice president and chief financial officer, “The continued shift toward a more fee-based business model allows us to strategically deploy capital in the best interest of long-term shareholders. The announcement of our fourth quarter common stock dividend brings our full-year 2014 total to $1.28, a 31 percent increase over full-year 2013. In addition, our acquisition pipeline remains robust and we continue to be opportunistic with share buybacks, as we purchased an additional $72 million worth of shares in the third quarter.”

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.
2 Return on equity is excluding AOCI (Accumulated Other Comprehensive Income.)

Other Highlights
Business

•	Total company AUM of $513.5 billion was up 10 percent over the year ago quarter, despite an $11 billion negative impact to Principal International from exchange rates.

•	Total company net cash flows for third quarter were $3.7 billion,

•	Total company return on equity (ROE) excluding AOCI was 14.1 percent, a 220 basis point increase over third quarter 2013.

•
Retirement and Investor Services Accumulation sales were $7.1 billion in the third quarter. Account values of $249 billion included sales of $1.8 billion for Full Service Accumulation, $5.2 billion for Principal Funds, and $0.5 billion for Individual Annuities.

•	Principal Global Investors had AUM of $307.0 billion, including net cash flows of $0.3 billion.

•
Principal International reported net cash flows of $2.5 billion and AUM of $116.1 billion (excluding $13.8 billion of AUM in our asset management joint venture in China, which is not reported in AUM), a 13 percent increase over the year ago quarter despite a strengthening U.S. dollar.

•	Specialty Benefits premium and fees increased 9 percent over the year ago quarter and the division continued to have favorable claims experience with a loss ratio of 64.5 percent.
Capital

•	A strong capital position even with $855 million of capital deployed year-to-date 2014, which is well above the initially stated $500 million-$700 million range.

•
Paid a third quarter common stock dividend of $0.34 per share and announced a fourth quarter 2014 dividend of $0.34 per share. The 2014 full-year dividend is 31 percent higher than the 2013 full-year dividend.

•	Repurchased 1.4 million shares of common stock in the third quarter at an average price of $51.94.

Net Income

•	Net income available to common stockholders of $240.7 million was down 2 percent compared to third quarter 2013 reflecting:

•	Total company operating earnings, which increased 31 percent compared to third quarter 2013;

•	Net realized capital losses of $55.2 million, which included:

◦	$22.0 million of net credit impairments, related to sales and permanent impairments of fixed maturity securities. This included $14.8 million of losses on commercial mortgage backed securities.

◦	$27.8 million of losses on derivatives and related activities used for hedging financial risks.

•	Other after-tax adjustments of negative $58.1 million from the impact of the Chilean tax reform bill signed into law in the third quarter.

Segment Results
Retirement and Investor Services - Accumulation3

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q14	3Q13	% Change	3Q14	3Q13	% Change
Operating Earnings	$179.7	$150.7	19%

Net Revenue	$642.9	$580.9	11%	$2,525.3	$2,261.8	12%
Pretax Return on Net Revenue	34.3%	32.7%		33.7%	31.3%

•	Operating Earnings increased $29.0 million primarily due to an increase in net revenue and continued expense discipline, resulting in improved pretax margins.

•	Net Revenue increased $62.0 million, primarily due to an increase in account values driven by positive net cash flows and strong equity markets.

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3 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

Retirement and Investor Services - Guaranteed4

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q14	3Q13	% Change	3Q14	3Q13	% Change
Operating Earnings	$24.6	$22.2	11%

Net Revenue	$43.7	$40.2	9%	$197.8	$172.4	15%
Pretax Return on Net Revenue	79.2%	77.9%		82.1%	79.9%

•	Operating Earnings increased $2.4 million primarily due to higher net revenue in third quarter 2014 and unfavorable mortality in the prior year quarter.

•	Net Revenue increased $3.5 million primarily due to higher variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q14	3Q13	% Change	3Q14	3Q13	% Change
Operating Earnings	$25.3	$23.1	10%

Operating Revenue	$173.6	$160.9	8%	$754.3	$650.8	16%
Pretax Margin	25.3%	24.8%		24.9%	25.6%

Total PGI Assets Under Management (billions)	$307.0	$281.6	9%
Unaffiliated Assets Under Management (billions)	$113.9	$106.0	7%

•	Operating Earnings increased $2.2 million. This was primarily due to revenue growth and improved margins.

•	Operating Revenue increased $12.7 million as a result of higher management fees due to growth in AUM.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q14	3Q13	% Change	3Q14	3Q13	% Change
Operating Earnings	$73.8	$50.7	46%

Combined[5] Net Revenue	$407.1	$326.5	25%	$1,531.0	$1,277.7	20%
Combined Pretax Return on Net Revenue	53.8%	51.3%		52.1%	54.7%

Assets Under Management (billions)	$116.1	$102.9	13%

•
Operating Earnings increased $23.1 million. Current quarter results benefited by a net $12.4 million, relative to the expected returns on the required encaje investments in Chile and Mexico. Results from the prior year quarter were negatively impacted by $10.1 million relative to expected encaje returns. On a local currency basis, normalized[6] third quarter 2014 operating earnings grew 12 percent compared to the prior year quarter.

•	Combined Net Revenue increased $80.6 million primarily due to the growth in AUM from positive net cash flows and improved market performance.

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4 RIS Guaranteed: includes Investment Only and Full Service Payout.
5 Combined basis: all Principal International companies (including joint ventures) at 100%.
6 Adjusted for the expected encaje return, foreign exchange rates and the Brazil amortization change.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q14	3Q13	% Change	3Q14	3Q13	% Change
Operating Earnings	$52.2	$22.3	134%

Premium and Fees	$235.2	$216.1	9%	$926.9	$916.2	1%
Pretax Operating Margin	32.5%*	14.6%		18.7%*	13.2%
*Pretax Operating Margin - After adjusting for the third quarter 2014 actuarial assumption review, the quarterly margin was 7.1 percent and the trailing twelve months margin was 12.2 percent.

•	Operating Earnings increased $29.9 million due to a net $39.0 million benefit from the annual actuarial assumption review. This was partially offset by $10.0 million in adverse claims experience.

•	Premium and Fees increased $19.1 million. Sales excluding Universal Life with Secondary Guarantee were up 21 percent compared to the year ago quarter.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months Year To Date
	3Q14	3Q13	% Change	3Q14	3Q13	% Change
Operating Earnings	$31.1	$31.7	(2)%

Premium and Fees	$405.1	$371.9	9%	$1,566.9	$1,478.9	6%
Pretax Operating Margin	12.0%	13.1%		11.3%	11.4%

Incurred Loss Ratio	64.5%	65.3%		65.6%	65.9%

•	Operating Earnings decreased $0.6 million. Growth and favorable claims in third quarter 2014 were offset by lower expenses in the prior year quarter.

•	Premium and Fees increased $33.2 million reflecting strong persistency and sales.

•	Incurred Loss Ratio was better than the targeted range.

Corporate

(in millions except percentages or otherwise noted)	Quarter
	3Q14	3Q13	% Change
Operating Earnings	($33.0)	($31.5)	(5)%

•	Operating Earnings decreased $1.5 million. Results continue to be in-line with outlook expectations.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2013, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; continued volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, Oct. 24, 2014 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 8844037.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 8844037. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Oct. 31, 2014.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and a slide detailing normalizing items for third quarter 2014 are currently available at www.principal.com/investor, and may be referred to during the call. Other slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)7 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $513.5 billion in assets under management8 and serves some 19.5 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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7 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
8 As of Sept. 30, 2014.

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Nine Months Ended,
	09/30/14	09/30/13	09/30/14	09/30/13
Retirement and Investor Services	$204.3	$172.9	$632.9	$515.2
Principal Global Investors	25.3	23.1	79.6	72.4
Principal International	73.8	50.7	205.1	153.6
U.S. Insurance Solutions	83.3	54.0	175.7	136.9
Corporate	(33.0)	(31.5)	(99.4)	(104.2)
Operating Earnings	$353.7	$269.2	$993.9	$773.9
Net realized capital losses, as adjusted	(55.2)	(22.8)	(47.3)	(126.8)
Other after-tax adjustments	(57.8)	(0.7)	(105.9)	(0.8)
Net income available to common stockholders	$240.7	$245.7	$840.7	$646.3

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	09/30/14	09/30/13	09/30/14	09/30/13
Operating Earnings	$1.19	$0.90	$3.33	$2.60
Net realized capital losses, as adjusted	(0.19)	(0.08)	(0.16)	(0.43)
Other after-tax adjustments	(0.20)	0.00	(0.35)	0.00
Adjustment for redeemable noncontrolling interest	(0.03)	0.00	(0.07)	0.00
Net income	$0.77	$0.82	$2.75	$2.17
Weighted-average diluted common shares outstanding (in millions)	298.2	298.6	298.7	297.7

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,		Nine Months Ended,
	09/30/14	09/30/13	09/30/14	09/30/13
Premiums and other considerations	$876.5	$702.9	$2,515.9	$2,131.6
Fees and other revenues	884.2	803.1	2,569.1	2,341.0
Net investment income	792.0	809.8	2,509.6	2,393.2
Total operating revenues	2,552.7	2,315.8	7,594.6	6,865.8

Benefits, claims and settlement expenses	1,116.7	1,120.2	3,601.6	3,320.8
Dividends to policyholders	44.2	48.5	134.5	144.3
Commissions	192.6	180.9	573.4	546.5
Capitalization of DAC	(98.2)	(101.9)	(291.8)	(338.5)
Amortization of DAC	137.4	54.7	262.4	167.4
Depreciation and amortization	31.1	28.2	90.5	79.9
Interest expense on corporate debt	33.0	34.9	101.1	107.0
Compensation and other	627.9	597.4	1,818.8	1,821.7
Total expenses	2,084.7	1,962.9	6,290.5	5,849.1

Operating earnings before tax, noncontrolling interest and preferred stock dividends	468.0	352.9	1,304.1	1,016.7
Less:
Income tax	101.2	70.5	253.9	203.6
Operating earnings attributable to noncontrolling interest	4.9	5.0	31.6	14.5
Preferred stock dividends	8.2	8.2	24.7	24.7
Operating earnings	$353.7	$269.2	$993.9	$773.9

Net realized capital losses, as adjusted	(55.2)	(22.8)	(47.3)	(126.8)
Other after-tax adjustments	(57.8)	(0.7)	(105.9)	(0.8)
Net income available to common stockholders	$240.7	$245.7	$840.7	$646.3

Selected Balance Sheet Statistics

	Period Ended,
	09/30/14	12/31/13	09/30/13
Total assets (in billions)	$216.4	$208.2	$201.7
Total common equity (in millions)	$9,774.4	$9,142.2	$8,736.4
Total common equity excluding accumulated other comprehensive income (in millions)	$9,394.3	$8,959.0	$8,754.1
End of period common shares outstanding (in millions)	293.6	295.2	293.9
Book value per common share	$33.29	$30.97	$29.73
Book value per common share excluding accumulated other comprehensive income	$32.00	$30.35	$29.79

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)
	Three Months Ended,		Nine Months Ended,
	09/30/14	09/30/13	09/30/14	09/30/13
Diluted Earnings Per Common Share:
Operating earnings	$1.19	$0.90	$3.33	$2.60
Net realized capital losses	(0.19)	(0.08)	(0.16)	(0.43)
Other after-tax adjustments	(0.20)	-	(0.35)	-
Adjustment for redeemable noncontrolling interest	(0.03)	-	(0.07)	-
Net income	$0.77	$0.82	$2.75	$2.17

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$32.00	$29.79	$32.00	$29.79
Net unrealized capital gains	3.70	2.37	3.70	2.37
Foreign currency translation	(1.92)	(0.91)	(1.92)	(0.91)
Net unrecognized postretirement benefit obligation	(0.49)	(1.52)	(0.49)	(1.52)
Book value per common share including accumulated other comprehensive income	$33.29	$29.73	$33.29	$29.73

Operating Revenues:
RIS	$1,324.7	$1,136.5	$3,851.0	$3,387.6
PGI	173.6	160.9	517.9	482.8
PI	294.5	303.3	952.2	825.9
USIS	821.0	767.6	2,436.8	2,318.6
Corporate	(61.1)	(52.5)	(163.3)	(149.1)
Total operating revenues	2,552.7	2,315.8	7,594.6	6,865.8
Net realized capital losses and related adjustments	(68.2)	(76.7)	(25.0)	(253.4)
Exited group medical insurance business	(0.2)	0.5	-	4.5
Total GAAP revenues	$2,484.3	$2,239.6	$7,569.6	$6,616.9

Operating Earnings:
RIS	$204.3	$172.9	$632.9	$515.2
PGI	25.3	23.1	79.6	72.4
PI	73.8	50.7	205.1	153.6
USIS	83.3	54.0	175.7	136.9
Corporate	(33.0)	(31.5)	(99.4)	(104.2)
Total operating earnings	353.7	269.2	993.9	773.9
Net realized capital losses and related adjustments	(55.2)	(22.8)	(47.3)	(126.8)
Other after-tax adjustments	(57.8)	(0.7)	(105.9)	(0.8)
Net income available to common stockholders	$240.7	$245.7	$840.7	$646.3

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$(55.2)	$(22.8)	$(47.3)	$(126.8)
Certain derivative and hedging-related adjustments	21.9	25.6	66.4	70.7
Amortization of DAC and other actuarial balances	3.6	(26.7)	26.8	(44.8)
Certain market value adjustments of embedded derivatives	(5.7)	(18.7)	(6.0)	(18.4)
Capital gains distributed	8.8	0.2	18.1	11.1
Tax impacts	(19.8)	(8.9)	(16.8)	(74.7)
Noncontrolling interest capital gains	0.1	0.2	0.2	0.2
Recognition of front-end fee revenues	(0.1)	0.2	(0.4)	0.8
GAAP net realized capital gains (losses)	$(46.4)	$(50.9)	$41.0	$(181.9)

Other After-Tax Adjustments:
Gains (losses) associated with exited group medical insurance business	$0.3	$(0.7)	$(0.3)	$(0.8)
Impact of enactment of tax legislation in Chile	(58.1)	-	(58.1)	-
Impact of court ruling on some uncertain tax positions	-	-	(47.5)	-
Total other after-tax adjustments	$(57.8)	$(0.7)	$(105.9)	$(0.8)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Nine Months Ended,
	09/30/14	09/30/13	09/30/14	09/30/13

Total combined net revenue	$407.1	$326.5	$1,156.3	$983.5
Add:
Principal International's share of unconsolidated joint ventures' net income	25.3	21.2	71.2	66.9
Less:
Unconsolidated joint ventures' net revenue at 100%	252.1	205.8	725.1	636.5
Other adjustments	0.9	0.6	3.4	1.6
Net revenue*	$179.4	$141.3	$499.0	$412.3

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.